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                                                                    Exhibit 23.2
                                                                    ------------


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8/A) pertaining to the Starwave Corporation Revised 1992 Combined Incentive and Nonqualified Stock Option Plan, Amended and Restated as of March 7, 1995 and the Starwave Corporation 1997 Nonqualified Stock Option Plan of Infoseek Corporation of our reports dated January 20, 1999 with respect to the consolidated financial statements and schedule of Infoseek Corporation included in its Annual Report (Form 10-K) for the year ended October 3, 1998, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young LLP

                                               ERNST & YOUNG LLP


San Jose, California
February 11, 1999